Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in this Form 8-K, Amendment No. 2, of LZG International, Inc., that was filed on or about January 4, 2022, of our Report of Independent Registered Public Accounting Firm, dated August 24, 2021, on the balance sheets of LZG International, Inc., as of May 31, 2021 and 2020, and the related statements of operations, stockholders' deficit and cash flows for the years then ended, which appear in such filing.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

January 4, 2022